Exhibit 99.1

iCAD REPORTS FINANCIAL AND OPERATING RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2019

Continued strong momentum for ProFound AI™ iCAD’s proprietary cancer detection AI technology

Conference call today at 8:30 a.m. ET

NASHUA, N.H. – October 30, 2019 – iCAD, Inc. (NASDAQ: ICAD), a global medical technology leader providing innovative cancer detection and therapy solutions today reported its financial and operating results for the three and nine months ended September 30, 2019.

Highlights for the Quarter Included:

•	Revenue of approximately $7.9 million, a 27% increase over the third quarter of 2018.

•	Revenue in the ProFound AI™ Cancer Detection segment of approximately $6.1 million, a 55% increase as compared to $3.9 million in the third quarter of 2018.

•	Year to date nine month 2019 revenue of approximately $22.0 million, an 18% increase over the same nine months of 2018.

•	Detection revenue of approximately $15.5 million a 30% increase as compared to $11.9 million for the nine months ended September 30, 2018.

Financial Highlights:

•	Gross profit of $6.1 million, or 77%, in the third quarter of 2019, as compared to $4.7 million, or 77%, in the third quarter of 2018.

•	GAAP Net Loss of $3.0 million, or ($0.15) per diluted share, which includes a $0.9 million non-cash charge associated with the fair value accounting treatment of the Q4 2018 convertible debentures.

•	Non-GAAP Adjusted EBITDA loss of ($1.4) million, compared to non-GAAP Adjusted EBITDA loss of ($0.4) million in the third quarter of 2018.

•	Non-GAAP Adjusted net loss of $2.0 million or ($0.10) per diluted share, compared to non-GAAP adjusted net loss of ($1.1) million, or ($0.06) per share) in the third quarter of 2018.

“Our overall business continues to demonstrate significant strength,” said Michael Klein, Chairman and Chief Executive Officer of iCAD, Inc. “In our Detection segment, market demand and adoption for ProFound AI™, our latest, deep-learning, cancer detection software solution for digital breast tomosynthesis, continues to grow meaningfully, as we are beginning to penetrate larger accounts. Investments in our commercial infrastructure throughout 2019 are contributing to our top line sales success. Importantly, we are well-positioned for long-term growth in this area, as we continue to develop our next-generation algorithm, which is expected to be commercially available in 2020.”

“Total Detection revenue was up 55% year-over-year in the third quarter of 2019, and 30% for the first nine months of the year, as compared to the same periods of 2018,” continued Mr. Klein. Detection product revenues are up 54% for the nine month period, while service revenue declined slightly. “We remain pleased with our performance in this segment and are excited to have added additional capability to our sales and engineering teams based on our continued success with ProFound AI.

In Therapy, CMS’ Q3 proposed Radiation Oncology Bundled Payment Model could provide a significant long-term growth opportunity for our proprietary Xoft® IORT solution. We are excited about the potential implementation of this proposed reimbursement model in 2020.” We believe this new reimbursement model, if in fact adopted, could improve healthcare by placing an emphasis on the value and quality of care over the volume or quantity of treatments. This combined, with emerging breast cancer clinical data, and emerging new clinical studies for the treatment of rectal and brain cancer provide continued optimism for Xoft in 2020 and beyond. As we did in Detection, we are prudently building our commercial infrastructure and pacing investments to prepare for the future anticipated growth of the Therapy business.

“We also continue to operate from a position of financial strength. We ended the third quarter with $17.4 million in cash and cash equivalents, as compared to $12.2 million at the end of 2018. We remain well-positioned to continue executing on our growth strategy,” concluded Mr. Klein.

Third Quarter 2019 Financial Results

Revenue: Total Detection and Therapy revenue for the third quarter of 2019 was $7.9 million, an increase of $1.7 million, or 27%, compared to the third quarter of 2018, reflecting a 67% increase in product revenue, and a 13% decrease in service and supplies revenue.

In $000’s

		Three months ended September 30,
	2019	2018	$ Change	% Change
Product revenue	$5,156	$3,093	$2,063	67%
Service and supplies revenue	2,701	3,099	(398)	(13)%

Total Revenue	$7,857	$6,192	$1,665	27%

Cancer Detection revenue for the third quarter, which includes revenue from our mammography, breast density, and the associated service and supplies revenue, increased by approximately $2.2 million or 55% as compared to the third quarter of 2018, driven by growth in both direct and OEM revenues with sales primarily in the Company’s 3D imaging and Density products. Therapy revenue, for the third quarter of 2019, which includes Xoft® Axxent® eBx® System® sales, as well as the associated service and supplies revenue, decreased by approximately $0.5 million as compared to the third quarter of 2018.

In $000’s

		Three months ended September 30,
	2019	2018	$ Change	% Change
Detection revenue
Product revenue	$4,749	$2,394	$2,355	98%
Service and supplies revenue	1,338	1,533	(195)	(13)%

Detection Revenue	$6,087	$3,927	$2,160	55%

Therapy revenue
Product revenue	$407	$699	$(292)	(42)%
Service and supplies revenue	1,363	1,566	(203)	(13)%

Therapy Revenue	$1,770	$2,265	$(495)	(22)%

Total Revenue	$7,857	$6,192	$1,665	27%

Gross Profit: Gross profit for the third quarter of 2019 was $6.1 million, or 77% of revenue, compared to $4.7 million, or 77% of revenue, for the third quarter of 2018. Gross profit percent changes are primarily due to changes in the mix of business

Operating Expenses: Total operating expenses for the third quarter of 2019 were $8.0 million, a $2.0 million, or 34% increase, from $6.0 million in the third quarter of 2018. The increase was driven by increased marketing and sales expenses in support of our commercialization efforts to drive adoption of Profound AI.

GAAP Net Loss: Net loss for the third quarter of 2019 was ($3.0) million, or ($0.15) per diluted share, compared with a net loss of ($1.4) million, or ($0.08) per diluted share, for the third quarter of 2018. GAAP Net Loss includes a $0.9 million non-cash charge associated with the fair value accounting treatment of our convertible debentures issued in December 2018.

Non-GAAP Adjusted EBITDA: Non-GAAP adjusted EBITDA, a non-GAAP financial measure as defined below, for the third quarter of 2019 was a loss of ($1.4) million, compared to a third quarter 2018 non-GAAP adjusted EBITDA loss of ($0.4) million. Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” and the accompanying financial table included at the end of this release for a reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA results for the three-month periods ended September 30, 2019 and 2018, respectively.

Nine Months Ended September 30, 2019 Financial Results

Revenue: Total Detection and Therapy revenue for the nine months ended September 30, 2019, was $22.0 million, an increase of $3.3 million, or 18%, over the same period of 2018, reflecting a 43% increase in product revenue and an 8% decrease in service and supplies revenue.

In $000’s

		Nine months ended September 30,
	2019	2018	$ Change	% Change
Product revenue	$13,331	$9,301	$4,030	43%
Service revenue	8,628	9,366	(738)	(8)%

Total Revenue	$21,959	$18,667	$3,292	18%

Detection revenue for the nine months ended September 30, 2019, which includes revenue from our mammography, breast density, and the associated service and supplies revenue, increased by approximately $3.5 million, or 30%, as compared to the same period of 2018, driven by growth in the Company’s direct sales of its 2D and 3D imaging products. Therapy revenue, which includes Xoft® Axxent® eBx® System® sales, as well as the associated service and supplies revenue, for the nine months ended September 30, 2019, decreased by approximately $0.2 million, or 4%, to $6.5 million as compared to the same period of 2018.

In $000’s

		Nine months ended September 30,
	2019	2018	$ Change	% Change
Detection revenue
Product revenue	$11,347	$7,369	$3,978	54%
Service revenue	4,117	4,559	(442)	(10)%

Detection Revenue	$15,464	$11,928	$3,536	30%

Therapy revenue
Product revenue	$1,984	$1,932	$52	3%
Service revenue	4,511	4,807	(296)	(6)%

Therapy Revenue	$6,495	$6,739	$(244)	(4)%

Total Revenue	$21,959	$18,667	$3,292	18%

Gross Profit: Gross profit for the nine months ended September 30, 2019, was $17.1 million, or 78% of revenue, compared with $14.0 million, or 75% of revenue, in the same nine months of 2018. Gross profit percent changes are primarily due to changes in the mix of business, additional manufacturing investments and amortization of acquired intangibles.

Operating Expenses: Total operating expenses for the nine months ended September 30, 2019, were $21.5 million, an increase of $2.2 million, or 11%, from $19.4 million in the same nine month period of 2018. The increase was due to increased marketing and sales expenses, partially offset by decreases in engineering and product development costs.

GAAP Net Loss: Net loss for the nine months ended September 30, 2019, was ($10.2) million, or ($0.57) per diluted share, compared with a net loss of ($5.7) million, or ($0.34) per diluted share, for the same nine month period of 2018. GAAP Net Loss includes a $5.3 million non-cash charge associated with the fair value accounting treatment of our convertible debentures issued in December 2018.

Non-GAAP Adjusted EBITDA: Non-GAAP adjusted EBITDA, a non-GAAP financial measure as defined below, for the nine month period ended September 30, 2019, was a loss of ($3.0) million, compared to non-GAAP adjusted EBITDA loss of ($3.1) million in the same nine month period of 2018. Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures” and the accompanying financial table included at the end of this release for a reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA results for the nine-month periods ended September 30, 2019 and 2018, respectively.

Cash and Cash Equivalents: As of September 30, 2019, the Company had cash and cash equivalents of $17.4 million, compared with cash and cash equivalents of $12.2 million at December 31, 2018.

Conference Call

Wednesday October 30th @ 8:30am ET

Domestic:	877-407-0784

International:	201-689-8560

Conference ID:	13695539

Webcast:	http://public.viavid.com/index.php?id=136530

Use of Non-GAAP Financial Measures

In its quarterly news releases, conference calls, slide presentations or webcasts, the Company may use or discuss non-GAAP financial measures as defined by SEC Regulation G. The GAAP financial measures most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP. The Company’s quarterly news releases containing such non-GAAP reconciliations can be found on the Investors section of the Company’s website at www.icadmed.com.

About iCAD, Inc.

Headquartered in Nashua, NH, iCAD is a global medical technology leader providing innovative cancer detection and therapy solutions. For more information, visit www.icadmed.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this News Release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited, to the Company’s ability to achieve business and strategic objectives, increase sales and acceptance of products, adoption by CMS of a new payment model, which is not assured, implement expansion plans, the risks of uncertainty of patent protection, the impact of supply and manufacturing constraints or difficulties, uncertainty of future sales levels, protection of patents and other proprietary rights, the impact of supply and manufacturing constraints or difficulties, product market acceptance, possible technological obsolescence of products, increased competition, to successfully defend itself in litigation matters, government regulation, changes in Medicare or other reimbursement policies, risks relating to our existing and future debt obligations, competitive factors, the effects of a decline in the economy or markets served by the Company; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. The words “believe,” “demonstrate,” “intend,” “expect,” “estimate,” “will,” “continue,” “anticipate,” “likely,” “seek,” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. The Company is under no obligation to provide any updates to any information contained in this release. For additional disclosure regarding these and other risks faced by iCAD, please see the disclosure contained in our public filings with the Securities and Exchange Commission, available on the Investors section of our website at http://www.icadmed.com and on the SEC’s website at http://www.sec.gov.

Contact:

Media Inquiries:

Jessica Burns, iCAD

+1-201-423-4492

jburns@icadmed.com

Investor Relations:

Jeremy Feffer, LifeSci Advisors

+ 1-212-915-2568

jeremy@lifesciadvisors.com

iCAD, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$17,427	$12,185
Trade accounts receivable, net of allowance for doubtful accounts of $181 in 2019 and $177 in 2018	8,002	6,403
Inventory, net	2,387	1,587
Prepaid expenses and other current assets	1,389	1,045

Total current assets	29,205	21,220

Property and equipment, net of accumulated depreciation of $6,433 in 2019 and $6,214 in 2018	543	552
Operating lease assets	2,131	—
Other assets	53	53
Intangible assets, net of accumulated amortization of $8,092 in 2019 and $7,809 in 2018	1,274	1,550
Goodwill	8,362	8,362

Total Assets	$41,568	$31,737

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,255	$1,154
Accrued and other expenses	6,376	5,060
Notes payable - current portion	3,250	1,851
Lease payable - current portion	656	15
Deferred revenue	5,016	5,165

Total current liabilities	16,553	13,245

Notes payable, long-term portion	2,564	4,254
Convertible debentures payable	12,310	6,970
Deferred revenue, long-term portion	398	331
Lease payable - long-term portion	1,548	38
Deferred tax	3	3

Total Liabilities	33,376	24,841

Total Stockholders’ Equity	8,192	6,896

Total Liabilities and Stockholders’ Equity	$41,568	$31,737

iCAD, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Products	$5,156	$3,093	$13,331	$9,301
Service and supplies	2,701	3,099	8,628	9,366

Total revenue	7,857	6,192	21,959	18,667
Cost of revenue:
Products	809	603	2,134	1,598
Service and supplies	891	752	2,466	2,743
Amortization and depreciation	103	99	297	306

Total cost of revenue	1,803	1,454	4,897	4,647

Gross profit	6,054	4,738	17,062	14,020

Operating expenses:
Engineering and product development	2,485	2,035	6,751	7,431
Marketing and sales	3,588	2,100	9,281	6,272
General and administrative	1,872	1,778	5,276	5,419
Amortization and depreciation	69	74	206	234

Total operating expenses	8,014	5,987	21,514	19,356

Loss from operations	(1,960)	(1,249)	(4,452)	(5,336)
Interest expense	(193)	(118)	(604)	(373)
Loss on fair value of convertible debentures	(900)	—	(5,340)	—
Other income	103	28	226	79

Other expense, net	(990)	(90)	(5,718)	(294)
Loss before income tax expense	(2,950)	(1,339)	(10,170)	(5,630)

Tax expense	(6)	(26)	(33)	(43)

Net loss and comprehensive loss	$(2,956)	$(1,365)	$(10,203)	$(5,673)

Net loss per share:
Basic	$(0.15)	$(0.08)	$(0.57)	$(0.34)

Diluted	$(0.15)	$(0.08)	$(0.57)	$(0.34)

Weighted average number of shares used in computing loss per share:
Basic	19,284	16,700	18,049	16,652

Diluted	19,284	16,700	18,049	16,652

iCAD, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	For the nine months ended September 30,
	2019	2018
Cash flow from operating activities:
Net loss	$(10,203)	$(5,673)
Adjustments to reconcile net loss to net cash used for operating activities:
Amortization	283	286
Depreciation	220	254
Bad debt provision	62	101
Inventory obsolesence reserve	—	—
Stock-based compensation expense	856	1,186
Amortization of debt discount and debt costs	109	129
Change in fair value of convertible debentures	5,340	—
Deferred tax	—	(13)
Loss on disposal of assets	—	12
Changes in operating assets and liabilities
Accounts receivable	(1,672)	2,301
Inventory	(800)	212
Prepaid and other current assets	164	1
Accounts payable	101	(490)
Accrued expenses	837	(775)
Deferred revenue	(70)	147

Total adjustments	5,430	3,351

Net cash used for operating activities	(4,773)	(2,322)

Cash flow from investing activities:
Additions to patents, technology and other	(8)	(9)
Additions to property and equipment	(211)	(107)

Net cash (used for) provided by investing activities	(219)	(116)

Cash flow from financing activities:
Stock option exercises	1,396	—
Proceeds from issuance of common stock	10,350	—
Common stock Issuance costs	(996)	—
Taxes paid related to restricted stock issuance	(106)	(130)
Principal payments of capital lease obligations	(10)	(9)
Principal repayment of debt financing, net	(1,400)	—
Proceeds from debt financing	1,000	—

Net cash provided by (used for) financing activities	10,234	(139)

Increase in cash and equivalents	5,242	(2,577)
Cash and equivalents, beginning of period	12,185	9,387

Cash and equivalents, end of period	$17,427	$6,810

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures

The Company reports its financial results in accordance with United States generally accepted accounting principles, or GAAP. However, management believes that in order to understand the Company’s short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that vary in frequency and/or impact on continuing operations. Management also uses results of operations before such items to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in the Company’s ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of the Company’s ongoing business with prior periods more difficult, obscure trends in ongoing operations or reduce management’s ability to make useful forecasts. Management believes that these non-GAAP financial measures provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial and operational performance and comparing this performance to its peers and competitors.

Management defines “Non-GAAP Adjusted EBITDA” as the sum of GAAP Net Loss before provisions for interest expense, other income, stock-based compensation expense, depreciation and amortization, tax expense, severance, gain on sale of assets, loss on disposal of assets, acquisition and litigation related expenses. Management considers this non-GAAP financial measure to be an indicator of the Company’s operational strength and performance of its business and a good measure of its historical operating trends, in particular the extent to which ongoing operations impact the Company’s overall financial performance.

The non-GAAP financial measures do not replace the presentation of the Company’s GAAP financial results and should only be used as a supplement to, not as a substitute for, the Company’s financial results presented in accordance with GAAP. The Company has provided a reconciliation of each non-GAAP financial measure used in its financial reporting and investor presentations to the most directly comparable GAAP financial measure.

Management excludes each of the items identified below from the applicable non-GAAP financial measure referenced above for the reasons set forth with respect to that excluded item:

•

Interest expense: The Company excludes interest expense which includes interest from the facility agreement, interest on capital leases and interest on the convertible debentures from its non-GAAP Adjusted EBITDA calculation.

•

Stock-based compensation expense: excluded as these are non-cash expenses that management does not consider part of ongoing operating results when assessing the performance of the Company’s business, and also because the total amount of expense is partially outside of the Company’s control as it is based on factors such as stock price volatility and interest rates, which may be unrelated to our performance during the period in which the expense is incurred.

•

Amortization and Depreciation: Purchased assets and intangibles are amortized over a period of several years and generally cannot be changed or influenced by management after they are acquired. Accordingly, these non-cash items are not considered by management in making operating decisions, and management believes that such expenses do not have a direct correlation to future business operations. Thus, including such charges does not accurately reflect the performance of the Company’s ongoing operations for the period in which such charges are incurred.

•

Severance relates to costs incurred due to the termination of certain employees. The Company provides compensation to certain employees as an accommodation upon termination of employment without cause. Management believes that excluding severance costs from operating results provides investors with a better means for measuring current Company performance.

•

Loss on fair value of convertible debentures. The Company excludes this non-cash item as it is not considered by management in making operating decisions, and management believes that such item does not have a direct correlation to future business operations.

•

Acquisition related: relates to professional service fees associated with acquisitions. The Company does not consider these acquisition-related costs to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets.

•

Litigation related: These expenses consist primarily of settlement, legal and other professional fees related to litigation. The Company excludes these costs from its non-GAAP measures primarily because the Company believes that these costs have no direct correlation to the core operations of the Company.

On occasion in the future, there may be other items, such as significant asset impairments, restructuring charges or significant gains or losses from contingencies that the Company may exclude if it believes that doing so is consistent with the goal of providing useful information to investors and management.

Non-GAAP Adjusted EBITDA

Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted EBITDA”

(Unaudited)

(In thousands except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP Net Loss	$(2,956)	$(1,365)	$(10,203)	$(5,673)
Interest Expense	193	118	604	373
Other income	(103)	(28)	(226)	(79)
Stock Compensation	340	413	856	1,186
Depreciation	78	76	220	254
Amortization	94	97	283	286
Tax (benefit) expense	6	26	33	43
Severance	15	241	48	402
Loss of fair value of convertble debentures	900	—	5,340	—
Loss on sale of Asset	—	—	—	12
Litigation related	11		88	—
Acquistion Related	—	27		93

Non-GAAP Adjusted EBITDA	$(1,422)	$(395)	$(2,957)	$(3,103)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP Net Loss	$(2,956)	$(1,365)	$(10,203)	$(5,673)
Adjustments to Net Loss:
Severance	15	241	48	402
Loss of fair value of convertble debentures	900	—	5,340	—
Loss on sale of Asset	—	—	—	12
Litigation related	11	—	88	—
Acquistion Related	—	27		93

Non-GAAP Adjusted Net Loss	$(2,030)	$(1,097)	$(4,727)	$(5,166)

Net Loss per share
GAAP Net Loss per share	$(0.15)	$(0.08)	$(0.57)	$(0.34)
Adjustments to Net Loss (as detailed above)	0.05	0.02	0.30	0.03

Non-GAAP Adjusted Net Loss per share	$(0.10)	$(0.06)	$(0.27)	$(0.31)